Exhibit 99.1

NEWS RELEASE

Lincoln Financial Group Announces Redemption of all 8.285% Series B Capital Securities

Philadelphia, PA, January 12, 2007 - Lincoln National Corporation (NYSE:LNC) today announced that its wholly owned subsidiary and successor to Jefferson-Pilot Corporation, Lincoln JP Holdings, L.P., has called for redemption of all the $100 million outstanding 8.285% Capital Securities, Series B (“Series B Capital Securities”) issued by Jefferson-Pilot Capital Trust B (CUSIP No. 475068AA0) and guaranteed by Lincoln JP Holdings.

The Series B Capital Securities will be redeemed at a price of $1041.43 per security, plus any accrued and unpaid distributions for the period up to but excluding the redemption date. The redemption date is March 1, 2007.

The Series B Capital Securities were issued in 1997 and are redeemable at Lincoln JP Holdings’ option on or after March 1, 2007. Holders of the Series B Capital Securities will receive official notice of the redemption by mail. The paying agent for the redemption of the Series B Capital Securities is The Bank of New York Trust Company, N.A. Holders of Series B Capital Securities may call The Bank of New York Trust Company, N.A. at 800-275-2048 for more information.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, the companies of Lincoln Financial Group had assets under management of $220 billion as of September 30, 2006. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services.  Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; Lincoln Financial Media, which owns and operates three television stations, 17 radio stations, and the Lincoln Financial Sports production and syndication business; and Lincoln UK. For more information please visit www.LFG.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	215 448-1420	215 255-1520
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com